Exhibit 99.1

Basin Water Announces Appointment of New Directors

RANCHO CUCAMONGA, Calif. — April 13, 2007 — Basin Water, Inc. (Nasdaq: BWTR) today announced the appointment of two new directors, Stephen A. Sharpe and Roger S. Faubel, to the Basin Water Board of Directors to serve as Class III members with terms expiring in 2009.

Stephen A. Sharpe, 55, has been a consultant and capital markets advisor to many businesses as principal of NP Capital and Energy Partners, LLC since 2002. From 1996 to 2002, Mr. Sharpe was Vice President and Principal Financial Officer of Peter Kiewit Sons’, a construction and engineering company. Previously, he was Vice President of U.S. Generating Co., an energy company. Mr. Sharpe has over 15 years of Wall Street capital market experience with Shearson Lehman Brothers, Lloyds Plc, and Chemical Bank. Mr. Sharpe received his B.A. in Economics from Rhodes College and an MBA in finance from Emory University.

Roger S. Faubel, 58, established Faubel Public Affairs and has served as its President and CEO for the last 10 years. Prior to that, he served as the Director of Public Affairs for Southern California Edison until his retirement in 1997. He was re-elected in 2002 to the Santa Margarita Water District Board of Directors and is a founding board member of the Urban Water Institute. Mr. Faubel received his B.A. in English literature from the California State University, Fullerton.

Effective April 30, 2007, Mr. Faubel will replace Mr. Scott Katzmann as a member of the Compensation Committee and the Nominating and Governance Committee, and Mr. Sharpe will replace Mr. Katzmann as a member of the Audit Committee. As of April 30, 2007, Basin Water will have only independent directors on each of its Board committees, as required by Nasdaq listing standards as of one year after its listing on Nasdaq. In connection with the appointment of Messrs. Faubel and Sharpe to the Board, Mr. Keith Solar was reappointed from Class III of the Board to Class I of the Board.

Basin Water’s Chief Executive Officer and Chairman of the Board Peter L. Jensen stated, “We are pleased to have attracted accomplished professionals such as Mr. Sharpe and Mr. Faubel, with diverse backgrounds and expertise to our Board, and I look forward to working with them. We believe the Board is configured to represent the best interest of all of our shareholders, and we look forward to gaining the new members’ insight as we continue our growth in this exciting market.”

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, providing reliable sources of drinking water for many communities. Basin Water has developed a proprietary, scalable ion-exchange wellhead treatment system that reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to the composition of the Board, the ability of the company to continue to grow and the continued service of members of the Board, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause results to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members and the company’s ability to manage its capital to meet future liquidity needs. More detailed information about these and other risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report for the year ended December 31, 2006 on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

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CONTACT:

Basin Water, Inc.

Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com

SOURCE: Basin Water, Inc